Exhibit 99.1

Flexsteel Appoints Jerald K. Dittmer President and CEO

DUBUQUE, Iowa (December 20, 2018) – Flexsteel Industries, Inc., (the “Company”) (NASDAQ: FLXS) one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today announced that Jerald (Jerry) K. Dittmer has been named the Company’s President and Chief Executive Officer effective December 28, 2018. Dittmer, an accomplished leader in the office furniture industry, is a veteran of HNI Corporation, a publicly traded company and leading global office furniture manufacturer.

“After conducting a thorough search and interviewing many qualified candidates, Jerry Dittmer was the clear and unanimous choice of our Board of Directors to become the eighth corporate president in Flexsteel’s 125-year history,” said Flexsteel Chairman Thomas M. Levine.   “Jerry’s industry knowledge and operational leadership at one of the largest and most successful US furniture companies will uniquely position our company for enhanced growth, performance and shareholder value creation while maintaining the culture that has been the hallmark of Flexsteel since its inception.”

“I am honored to join an organization that has a long history of product innovation and customer service,” said Dittmer. “I am excited about the prospects for growth within the furniture industry and am confident that Flexsteel is well positioned for continued growth and shareholder value by exceeding our customer’s expectations with a quality product.”

Mr. Dittmer will be appointed to the Board of Directors effective December 28, 2018.

Dittmer comes to Flexsteel with more than 25 years of experience in the furniture industry including leadership positions with HNI Corporation and its subsidiaries. Most recently he served as President of the HON Company, a large office furniture designer and manufacturer. Appointed president of HON Company in 2008, Dittmer successfully positioned the $1+ billion business to weather the recession and grew Earnings Before Interest and Taxes (EBIT) and gross margins to greater than pre-recession levels by realigning the manufacturing footprint and transforming go-to-market capabilities resulting in significant profitable sales growth in a three-year period.

Dittmer also proactively recognized the changing market dynamics within the industry and led HON’s e-commerce initiatives from infancy to a significant revenue and profit contributor. Additionally, he led a strategic acquisition that enabled next day shipping of value-priced seating and simple furniture solutions while developing an expansive offering of unique on-trend products to the market through e-tailers, independent dealers and national supply dealers resulting in significant growth.

Prior to his assignment as President of the HON Company, Dittmer served as the Chief Financial Officer (CFO) for HNI. As the CFO, Dittmer held full responsibility for the company’s domestic and international finance, accounting, treasury, tax, shared services enterprise risk management, internal audit, IT, procurement, mergers and acquisitions, divestitures and strategic planning. During his tenure as CFO, HNI moved to ranking second in the office furniture industry from fifth place.

Prior to being named CFO in 2001, Dittmer held multiple executive roles within HNI and HON including Group Vice President, Seating and Wood Products; General Manager, Oak Steel, Chief Information Officer, HNI Corporation; Controller, Gunlocke Company and MAXON; and Assistant Corporate Controller and Director, Internal Audit, HNI. Before joining HNI in 2001, Dittmer, who earned his BS at Iowa State University, held positions with PricewaterhouseCoopers, Crown Zellerbach, HAVI Corporation and Arthur Andersen.

The Flexsteel Board retained Allegis Partners and ghSMART & Co. to assist in identifying and evaluating potential candidates.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 is celebrating its 125th anniversary of the Company’s founding in 1893. Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel Spring™ – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, hotel, healthcare, recreational vehicle, marine and office, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, product recalls, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

INVESTOR CONTACT:
Donni Case, Financial Profiles	310.622.8224
Allyson Pooley, Financial Profiles	310.622.8230
FLXS@finprofiles.com

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